Exhibit 99.1

Contacts:	For W. P. Carey & Co. LLC:
Europe
Dan de Belder/Rosanne Perry
+44 207 861 3232
rperry@pelhambellpottinger.co.uk
US Guy Lawrence, Ross & Lawrence
+ 1 212-308-3333
gblawrence@rosslawpr.com
Cheryl Perry
+ 1 212-492-8995
CPerry@wpcarey.com
CPA®:17 — Global acquires €300 million Metro Cash & Carry Italia S.p.A. fund
London 29 September 2011 — W. P. Carey & Co. LLC (NYSE: WPC), the global investment management company specializing in corporate real estate financing, today announced that a subsidiary of one of its publicly-held non-traded REIT affiliates, CPA®:17 — Global, has acquired substantially all of the economic and voting interests in a fund that owns 20 stores leased to Metro Cash & Carry Italia S.p.A. (“Metro Italy”). Metro Italy is a wholly owned subsidiary of Metro AG, the world’s largest cash and carry operator and, with reported revenues totaling €67 billion in 2010, the world’s fourth largest retailer. Metro AG has guaranteed Metro Italy’s obligations under the leases. The value of the investment, which was made by CPA®:17 L.P., was approximately €300 million ($400 million).
The 20 stores are primarily located in the middle and northern part of Italy and represent approximately half of Metro Italy’s total Italian portfolio.
The investment is W. P. Carey Group’s first in Italy and brings the total international assets under management, outside the U.S, to approximately $3.5 billion.
The fund is managed by BNP Paribas Real Estate Investment SGR p.A.
H. Cabot Lodge, III, President and Head of European Investments at W. P. Carey & Co. Limited said:

“The transaction marks our first investment in Italy and continues to represent our interest in European acquisitions. During the past twelve months, we have provided almost €600 million in alternative financing to major companies across Europe. We are delighted to be entering a new market and to be adding Metro AG to our list of long term obligors.”
Jennifer Lucas, Director and member of W. P. Carey’s European investment team, added:
“In the case of the Metro Italy transaction, the combination of a strong German parent company and assets critical to their Italian Cash and Carry business is consistent with W. P. Carey’s established investment criteria and disciplined risk management approach.”
Reed Smith LLP and Gianni, Origoni, Grippo and Partners represented CPA®:17 — Global as real estate and transaction counsel, and DLA Piper represented Metro. Metro was advised by Banca IMI and CPA®:17 — Global by Natixis Capital Partners.
-Ends-
About W. P. Carey & Co. LLC
W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that oversees a global investment portfolio of approximately $11.5 billion. W. P. Carey provides companies worldwide with long term sale leaseback and build -to-suit financing and engages in other types of real estate-related investment. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of income-generating, non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with approximately 275 long term corporate obligors spanning 28 industries and 18 countries. www.wpcarey.com
About METRO GROUP
METRO GROUP is one of the largest and most international retailing companies. In 2010 the Group reached sales of around €67 billion. The company has a headcount of some 280,000 employees and operates more than 2,100 stores in 33 countries. The Group’s performance is based on the strength of its sales brands which operate independently in their respective market segment: Metro/Makro Cash & Carry — the international leader in self-service wholesale, Real hypermarkets, Media Markt and Saturn — European market leader in consumer electronics retailing, and Galeria Kaufhof department stores. More information at: www.metrogroup.de

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause W. P. Carey’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.